GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3739
Dated April 9, 2002	Dated May 2, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: May 2, 2002

Settlement Date (Original Issue Date): May 7, 2002

Maturity Date: May 7, 2004

Principal Amount (in Specified Currency): US$ 250,000,000

Price to Public (Issue Price): 99.940%

Agent's Discount or Commission: 0.125%

Net Proceeds to Issuer: US$ 249,537,500

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 10 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3739
Dated May 2, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on May 7, August 7, November 7 and February 7, commencing August 7, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 10 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GYL2

ISIN No.: US36962GYL21

Common Code: 014769692

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 3739
Dated May 2, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 99.940% of the aggregate principal amount less an underwriting discount equal to 0.125% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.